Exhibit 99.6
CONSENT OF CITIGROUP GLOBAL MARKETS INC.

     We hereby consent to the use of our name and to the inclusion of our opinion letter, dated October 31, 2008, as Appendix D to, and the reference thereto under the captions “Summary—Citigroup Global Markets Inc. and J.P. Morgan Securities Inc. Have Each Provided an Opinion to the PNC Board of Directors Regarding the Aggregate Consideration”, “The Merger—Background of the Merger”, and “The Merger—Opinion of PNC’s Financial Advisors to the PNC Board of Directors” in, the Joint Proxy Statement/Prospectus of The PNC Financial Services Group and National City Corporation, which Joint Proxy Statement/Prospectus is part of the Registration Statement on Form S-4 of The PNC Financial Services Group, Inc. By giving such consent we do not thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “expert” as used in, or that we come within the category of persons whose consent is required under, the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

CITIGROUP GLOBAL MARKETS INC.
By:	/s/ David M. Head
	Name:	David M. Head
	Title:	Managing Director

New York, New York
November 10, 2008